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EXHIBIT 2.2


DEAN HELLER                                                           C 165-98
Secretary of State                                               Filed # _______
204 North Carson Street, Suite 1                                  JUN 8 2004
Carson City, Nevada 89701-4299
(775) 684-5708
Website: secretaryofstate.biz

                            CERTIFICATE OF AMENDMENT
                      (PURSUANT TO NRS 78.385 and 78.390)
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IMPORTANT: Read attached Instructions before completing form.
                                                       ABOVE FOR OFFICE USE ONLY

              Certificate of Amendment to Articles of Incorporation
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                         For Nevada Profit Corporations
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           (Pursuant to NRS 78.385 and 78.390 After Issuance of Stock)

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1. Name of corporation:
     Source Electronic Transactions Inc.
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2. The articles have been amended as follows (provide article numbers, if available):
     Article 4 is deleted in its entirety and replaced with the following:

         4. The total number of shares of stock which the Corporation shall have authority to issue is 35,000,000, consisting of 25,000,000 shares of common stock, par value $0.001 per share (the "Common Stock"), and 10,000,000 shares of preferred stock, par value $0.001 per share (the "Preferred Stock").

     See attached additional terms
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3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 100%

4. Effective date of filing (optional):

5. Officer Signature (required): /s/ signature, President
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*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders at shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.




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         The Board of Directors of the Corporation is authorized, at anytime and from time to time, to issue the Preferred Stock in one or more series and, in connection with the creation of each such series, to fix by resolution(s) providing for the issuance of shares thereof (i) the number of shares to be included therein, (ii) the designation, powers, preferences and rights of the shares thereof and (iii) the qualifications, limitations or restrictions thereof to the fullest extent now or hereafter permitted by the laws of the State of Nevada. In connection therewith, the authority of the Board with respect to each series of Preferred Stock shall include, but not be limited to, a determination of the following:

         (i) The number of shares constituting that series and the distinctive designation of that series;

         (ii) The dividend rate on the shares of that series, whether dividends shall be cumulative and, if so, from which date or dates, and the relative rights of priority (if any) of payment of dividends on shares of that series;

         (iii) Whether that series shall have voting rights in addition to the voting rights provided by law and, if so, the terms of such voting rights;

         (iv) Whether that series shall have conversion privileges and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of shall determine;

         (v) Whether or not the shares of that series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or date upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

         (vi) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series and, if so, the terms and amount of such sinking fund;

         (vii) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority (if any) of payment of shares of that series; and

         (viii) Any other relative rights, preferences and limitations of that series.

         Dividends on outstanding shares of Preferred Stock shall be paid or declared and set apart for payment before any dividends shall be paid or declared and set apart for payment on the Common Stock with respect to the same dividend period.

         If upon any voluntary or involuntary liquidation, dissolution a winding up of the Corporation, the assets available for distribution to holders of shares of Preferred Stock of all series shall be insufficient to pay such holders the full preferential amount to which they are entitled, then such assets shall be distributed ratably among the shares of all series of Preferred Stock in accordance with the respective preferential amounts (including unpaid cumulative dividends, if any) payable with respect thereto.

         Except for, and subject to, those rights expressly granted to the holders of Preferred Stock (or any series thereof) pursuant hereto or pursuant to the authority hereby vested in the Board of Directors, or except as may be provided by the laws of the State of Nevada, the holders of Common Stock shall have exclusively all rights of stockholders. The holders of Common Stock shall be entitled to one vote per share.